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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               __________________

                                     FORM 25

                               __________________

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(B) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                               __________________

                         Commission File Number 1-32955

                          HOUSTON AMERICAN ENERGY CORP.
                          (THE AMERICAN STOCK EXCHANGE)
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER, AND NAME OF EXCHANGE
                   WHERE SECURITY IS LISTED AND/OR REGISTERED)

           801 TRAVIS, SUITE 1425, HOUSTON, TEXAS 77002 (713) 222-6966
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                      ISSUER'S PRINCIPAL EXECUTIVE OFFICES)

                               __________________

                    Common Stock, $0.001 par value per share
                      (Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ]  17  CFR  240.12d2-2(a)(1)

[ ]  17  CFR  240.12d2-2(a)(2)

[ ]  17  CFR  240.12d2-2(a)(3)

[ ]  17  CFR  240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Houston American Energy Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

     July 03, 2007               By: /s/John Terwilliger        President
                                    ------------------------
                                        John Terwilliger